Exhibit 99.1

ITG Releases June 2017 U.S. Trading Volume

NEW YORK, July 11, 2017 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that June 2017 U.S. trading volume was 3.6 billion shares and average daily volume (ADV) was 166 million shares, compared to 3.2 billion shares and ADV of 148 million shares in May 2017 and 3.1 billion shares and ADV of 141 million shares in June 2016. There were 22 trading days in each of June 2017, May 2017 and June 2016.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

June 2017	22	3,649,075,331	165,867,061	62,566,655	293	18,804,414	24,125	40,210

YTD 2017	125	18,659,968,301	149,279,746	61,961,293	275	16,070,794	23,465	38,045

*Excluding shares crossed through POSIT Alert from ITG algorithms

ITG’s average revenue capture per share was comparable to the first quarter of 2017, as trading activity in June 2017 included lower-rate index rebalancing.

International Trading Activity

The average daily trading commissions in June 2017 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 2% in U.S. dollar terms on a combined basis as compared to the first quarter of 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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